October 28, 2015

Drew A. Morin
1008 Howard Grove View
Davidsonville, MD 21035

Dear Drew:

As discussed, this letter confirms the details of your involuntary separation from TeleCommunication Systems, Inc. (“TCS”), and all parent companies, subsidiaries, successors, affiliated and/or related entities (collectively referred to as the “Company”). While these matters never are easy, we hope that your separation can occur as smoothly as possible and on an amicable basis. Consistent with the terms of your Employment Agreement executed as on March 5, 2010 (including any duly executed amendments thereto), the Company offers you the following separation package contingent upon your entering into the agreement below:

1. As required by your Employment Agreement, you are hereby provided with thirty (30) days’ notice of the end of your employment. While the effective date of the end of your employment with the Company will be November 27, 2015 (“Separation Date”), you are not expected to perform or conduct any work on behalf of the Company after today unless you are asked. We will contact you with any transitions question we may have and you agree to assist as needed. The parties intend that your “last day of service” is not earlier than the date of your “separation from service” from the Company, as all of those terms are defined in Treasury Regulations Section 1.409A-1(h).

2. The Company will continue to pay you your base salary of $359,068.78, less applicable deductions, through your Separation Date. Thereafter, in exchange for entering into and not revoking this Agreement and consistent with your Employment Agreement, the Company will pay you: (a) twelve months of your current base pay of $359,068.78, less applicable deductions, in a lump sum; and (b) six (6) months of your current base pay, less application deductions, as salary continuation pursuant to TCS’ regular payroll process. The six (6) month severance amount shall be paid out in substantially equal installments in accordance with the Company’s payroll practices and will begin on the first payroll date that occurs after January 1, 2016. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each installment payment is considered a separate payment. The severance set forth above will not paid or commence until all TCS company property is received, all TCS’s debts, if any, are paid in full and this Agreement becomes effective. As no bonus payment has been calculated as of your Separation Date, no bonus is owed pursuant to Paragraph 5.1.3(B) of your Employment Agreement.

3. In addition to the payments described in paragraph 2, you will also be paid for any unused vacation. This payment will be made in a lump sum on the next regularly scheduled pay date. As per Company policy, you will not receive money for unused sick or personal time.

4. Your rights to exercise your stock options as to any vested shares will be as set forth in the applicable stock option plan. Your rights concerning stock units held by you will also be set forth in the applicable plan documents.

5. You are entitled to continue, at your expense, your health insurance coverage for the next 18 months under COBRA. In accordance with the terms of the plan, your health insurance coverage will end on November 30, 2015, if you do not elect COBRA. Information will be mailed to you within fourteen days explaining COBRA election.

6. Your participation in the Company’s 401(K) Plan will end on November 27, 2015. You can receive a distribution of your account balance in accordance with the terms of the Plan.

7. You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for reasonable business expenses pursuant to its regular business practice.

8. As you will be paid six months of salary continuation, you agree not to file for unemployment benefits during this time period. If you file after this time period, the Company will not contest any claim you make for unemployment compensation.

9. Any and all other company sponsored benefits, including long- and short-term disability and life insurance, will end as of November 27, 2015. Any conversion and/or continuation rights that you may have regarding such insurance will be in accordance with the terms of the insurance policies.

10. Except as expressly provided for above, you will be entitled to no other or further compensation, remuneration or benefits from the Company. You further acknowledge that you have been paid for all time worked, have received all the leave, leaves of absences and leave benefits and protections for which you may be eligible and have not suffered any on-the-job injury for which you have not already filed a claim.

11. You agree, on behalf of yourself and anyone acting on your behalf, not to disparage the Company, and the Company’s directors, managers, partners, employees, Board of Director members, attorneys’, agents and affiliates, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process. Similarly, the Company will not make any public statements with the intent of disparaging you.

12. As part of your employment you had access to information of a nature not generally disclosed to the public, you will be expected and agree to keep confidential and not disclose to anyone, the business, proprietary and trade secret information in your possession. The post-employment restrictive covenants contained in Section 7 of your Employment Agreement will remain in full force and effect and by entering into this Agreement you hereby acknowledge and agree to the enforceability of those provisions. You further understand that neither this provision nor anything else in this Agreement or any other agreement prohibits you from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures protected under the whistleblower provisions of federal law or regulation.

13. You will return promptly all Company property, including equipment, all files, documents and/or other records prepared for or by the Company and you understand and agree that you are not to retain any copies thereof in any format.

14. In keeping with our intent to allow for an amicable separation, and as part of our accord, it is agreed that you release the Company, its parent company and any of its subsidiaries, affiliates or related companies, of and from any and all claims and causes of action, demands, obligations, agreements, promises, liabilities, damages, costs and/or fees arising out of or relating to your employment, including the termination of your employment. By this paragraph, you are waiving, on behalf of yourself, your heirs, representatives and assigns, any claims which may exist against the Company, its directors, officers, employees, agents, and all other related or affiliated persons, firms or entities. This includes all rights and obligations under any federal, state or local laws pertaining to employment, including, but not limited to, all employment discrimination laws, such as the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Equal Pay Act, the Family and Medical Leave Act, the Maryland Human Rights Act or any other state or local law, etc. Obviously, nothing in this paragraph will affect the ability of either party to enforce rights or entitlements specially provided for under this agreement, as set forth above, or any rights or claims that may arise after the date of this agreement. Naturally, the Company’s obligations under this agreement are contingent upon your compliance with the terms and conditions provided for herein.

Notwithstanding the foregoing, you are not releasing any right of indemnification you may have for any liabilities arising from your actions within the course and scope of your employment with the Company or within the course and scope of your role as an officer of the Company. Also excluded from this Agreement are any claims which cannot be waived by law. Furthermore, this release is not meant to be construed to prevent you from filing a charge or complaint with any governmental agency or participating in any investigation or proceeding conducted by any such agency.

15. If you assert any claim against the Company or any of the other entities or individuals in violation of the foregoing release, you understand and agree that you may be liable for the costs and attorneys’ fees that the Company incurs in defending against any such claim, as permitted by law. However, nothing in this paragraph will affect the ability of either party to enforce rights or entitlements specifically provided for under this agreement, nor will it affect any rights with respect to any future claims arising out of events that may occur after the execution of this agreement.

16. As required by the Older Workers Benefit Protection Act, you acknowledge and understand that:

a. you have been advised in writing of the right to consult with an attorney before signing this Agreement, and have been given adequate time to do so;

b. you have been given a period of at least 21 days within which to review and consider this Agreement before signing it; and

c. you may revoke this Agreement by providing written notice to the Company within seven (7) days following its execution, and that the Agreement shall not become effective and enforceable until such seven day period has expired. Any notice of revocation of this Agreement shall not be effective unless given in writing and received by the Company via personal delivery, overnight courier or U.S. Mail, postage prepaid, to the following address:

Mr. David J. Wilson

TeleCommunication Systems, Inc.

275 West Street

Annapolis, MD 21401

17. This agreement has been entered into, and will be interpreted and enforced in accordance with the laws of the State of Maryland. If any portion of this Agreement shall to any extent be declared unenforceable or illegal by a court of competent jurisdiction, the remainder of this Agreement shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

18. This agreement, its contents and all information pertaining to its negotiations are to remain confidential. Nothing in this paragraph will affect the Company’s obligation to make lawful reports regarding your employment as required by law.

19. The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. The Company, however, makes no representation or warranty and shall have no liability to you or any other person if any provisions of this agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.  You understand and acknowledge that you shall be solely responsible for reporting as income all payments referenced above and for properly paying any taxes required by law in connection with all separation pay, and any other benefits expressly provided under this agreement.  You agree to defend, indemnify, and hold the Company harmless from and against any and all actual and threatened claims, liabilities, assessments, and penalties associated with your failure to properly report as income and/or pay any required taxes associated with this agreement or the payments or benefits referenced above.

20. You acknowledge that this agreement is full and accurate embodiment of the understanding between you and the Company and that it supersedes any prior agreements or understandings made by the parties other than your signed Employee Development, Nondisclosure and Noncompetition Agreement and the post-employment provisions of your Employment Agreement. The terms of this agreement may not be modified, except by mutual consent of the parties. All modifications must be reduced to writing and signed by both parties to be effective.

21. This agreement will be binding upon and inure to the benefit of (i) your heirs, executors and legal representatives and (ii) any successor of the Company. None of your rights to receive any form of compensation payable pursuant to this agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of your right to compensation or other benefits will be null and void.

22. Any dispute arising under this agreement will be resolved by arbitration in Baltimore, Maryland in accordance with the then prevailing rules of JAMS, Inc., before an arbitrator or arbitrators shall be final, binding and conclusive on the parties. The Company and you will split equally any and all costs of the arbitration process, excluding any attorneys’ fees incurred with regard to such arbitration.

If the terms of our proposal are acceptable, please indicate your acceptance by signing below and returning to me a signed copy of this agreement. We will not implement the terms of this Agreement, or begin paying you any of the severance benefits offered, unless we receive a signed copy of the agreement back from you and the seven day revocation period has passed.

Please let me know if you have any questions.

Sincerely,

/s/ Richard A. Young

Richard A. Young Executive Vice President Chief Operating Officer

AGREED and ACCEPTED

/s/ Drew A. Morin

Drew A. Morin

Date: November 18, 2015